Exhibit 15.5
Božo Kolonja
DMD Consulting doo & University of Belgrade - Faculty of Mining and Geology
Focanska 1, 11000 Beograd, Serbia
Email: bozo.kolonja@rgf.bg.ac.rs

CONSENT OF QUALIFIED PERSON

Re: Annual Report on Form 20- F of ArcelorMittal

I, Bozo Kolonja, in connection with ArcelorMittal's Annual Report on Form 20-F for the year ended December 31, 2022 (the "2022 20-F"):

a.certify that I have supervised and validated the preparation of the mineral reserves and mineral resource estimates for ArcelorMittal Prijedor mine;

b.consent to the use of and references to my name, including my status as an expert or "qualified person" (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the 2022 20-F and mineral reserves and mineral resource estimates for ArcelorMittal Prijedor mine; and

c.consent to the incorporation by reference of the 2022 20-F into the Registration Statements Nos. 333-147382, 333-153576, 333-162697 and 333-170117 on Form S-8 and Registration Statement No. 333-256031 on Form F-3 (and any amendments or supplements thereto).

I am responsible for authoring, and this consent pertains to mineral reserves and mineral resource estimates for ArcelorMittal Prijedor mine certify that I have read the 2022 20-F and that it fairly and accurately represents the mineral reserves and mineral resources for each property for which I am responsible.

Dated: January 27th 2023

/s/ Bozo Kolonja
Bozo Kolonja
Professor, PhD Mining Engineering
SME Professional (#04168328)